Code of Ethics

Aston Asset Management, LLC

STANDARDS OF CONDUCT

Policy

As an employee of Aston Asset Management, LLC (“Aston”), you must exercise good faith in your dealings with both Aston and its clients consistent with the high degree of trust and confidence that is placed in you by Aston, just as Aston, in turn, must exercise the highest degree of ethical conduct in its dealings with its clients.

If you discover that you will derive personal gain or benefit from any transaction between Aston and any individual or firm, you must immediately refer the matter and disclose all pertinent facts to the Chief Compliance Officer (the “CCO”) or the Chief Executive Officer (the “CEO”).

Aston’s standards of conduct are necessarily strict because they are intended for the benefit and protection of Aston and its employees. No attempt to delineate guidelines for proper conduct can hope to cover every potential situation, which may arise during your service with Aston. Whenever there is any doubt about the propriety of any action, you are urged to discuss the matter with the CCO or the CEO. Violations of the Standards of Conduct Policy are grounds for disciplinary action, including dismissal. The standards of conduct set forth herein must be applied fully and fairly without reliance upon technical distinctions to justify questionable conduct.

Procedure

Conflicts of Interest You may not engage in personal activities that conflict with the best interests of Aston. In addition, you may not engage in personal activities that are in conflict with the interests of Aston’s clients.

Disclosure or Use of Confidential Information In the normal course of business, employees may be given or may acquire information about the business of Aston, its clients, or its affiliates which is not available to the general public. This information is confidential and may include financial data, business plans and strategies, regulatory ratings, and information concerning specific trading decisions. All employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document and store the confidential information that relates to the business activities of Aston and its clients. Confidential information may only be disclosed within Aston to those who need to know the information to perform their job functions.

Material, Non-public Information Some confidential information is also material, non-public information and subject to the restrictions of federal and state securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material.

Chinese Walls Material, non-public information generally may not be communicated across any of the Chinese Walls that exist within Aston and its affiliates to keep separate information about potential mergers, acquisitions and other deals. A “Chinese Wall” is a set of policies and administrative procedures designed to avoid an appearance of impropriety resulting from concurrent business activities within the same organization. Improper communication, in violation of the Chinese Wall proscriptions, can subject employees, Aston and its management to serious penalties. It can also result in restrictions being imposed upon business activities, on individuals or on particular areas of Aston that have improperly received material, non-public information.

Personal Investments You must exercise sound judgment in making personal investments in order to avoid situations contrary to the best interests of Aston. You must also avoid any questionable activity. The following standards must be adhered to at all times:

•	The interests of Fund shareholders and other clients of Aston must be placed first at all times;
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All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	You should not take inappropriate advantage of your position; and
•	You must comply with all applicable federal and state securities laws.

Borrowing money to finance speculative investments such as trading in securities or commodities may expose you to additional financial risk, and it is, therefore, strongly recommended that you exercise caution when adopting this practice.

Outside Activities If you are a full-time employee, you may not accept outside employment or accept payment for services rendered to others, even though such employment or the services rendered may be permissible or desirable, without the prior consent of both the CCO and the CEO. This includes engagements for teaching, speaking and the writing of books and articles.

In addition, you may not accept an appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to you by blood or marriage, without the approval of both the CCO and the CEO. Where such duties are accepted for a relative or approval is obtained, Aston and the law demand the highest standards of good faith in discharging such duties.

You are encouraged to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with your duties at Aston, provided such relationship would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest. If it appears that participation in any such organizations would interfere with your duties, you must obtain approval from both the CCO and the CEO.

You may not accept membership on the board of directors of an outside company unless you first obtain the approval of both the CCO and the CEO.

Political Activity Aston respects your right to lawfully participate in the political process and to make limited personal contributions to candidates of your choice for federal, state or municipal office. If you choose to participate, you must do so at all times as an individual, not as a representative of Aston. As a matter of firm policy, no employee may make, or cause Aston or another party to make, a contribution to an elected official or candidate for elective office of a state or municipal government entity for the purpose of obtaining or retaining business for Aston. Please refer to Aston’s Political Contributions and Other Restricted Payments Policy for important definitions, policies and procedures that you must understand and adhere to when engaging in certain political activity.

You may not run for part time or full time elected public offices without the prior approval of both the CCO and the CEO.

Borrowing from Clients You may not borrow money from a client of Aston unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public and does not involve more than the normal risk of repayment or include other unfavorable features.

Business Transactions for Aston You may not represent or exercise authority on behalf of Aston in any transaction with any person, firm, company or organization with which you have any material connection (including, but not limited to, a directorship, officership, family relationship or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company or organization to the CCO or his designee, who will determine with the CEO whether such business relationship is “significant” for purposes of this prohibition.

Business Transactions with Aston If you are authorized by an outside organization to transact business with Aston on its behalf, you must report such authorization to the CCO, or his designee.

Improper Payments (Bribes or Kickbacks) You have an obligation to not take any action that might result in a violation by Aston of the laws of the United States, the State of Illinois, or any other domestic or international jurisdiction in which Aston does business. The Foreign Corrupt Practices Act (15 USC 78 DD-1, 78 DD-2) provides that in no event may payment of anything of value be offered, promised or made to any government, government entity, government official, candidate for political office, political party or official of a political party (including any possible intermediary for any of the above), foreign or domestic, which is, or could be construed as being, for the purposes of receiving favorable treatment or influencing any act or decision by any such person, organization or government for the benefit of the company or any other person.

Please refer to Aston’s Political Contributions and Other Restricted Payments Policy for important definitions, policies and procedures that you must understand and adhere to when engaging in certain business activity.

Prohibition on the Use of Information from Your Previous Employer You should not bring any documents, software or other items to Aston that may contain your previous employer’s confidential, trade secret or proprietary information. This would include such things as computer disks, rolodexes, client lists, financial reports or other materials that belong to your previous employer. If you have such materials in your possession, they should be returned to your former employer immediately.

Solicitation and Distribution In order to maintain a businesslike work environment, solicitation of any kind is prohibited in the workplace during work time. Solicitation includes requesting contributions, signatures, promoting membership in any organization, and purchasing or selling products. In addition, distribution of literature or printed matter is not allowed in work areas at any time. Non-employees are also prohibited from soliciting or distributing on Aston property.

Your Duty to Report Abuses of the Code of Ethics and Standards of Conduct Policy or Other Illegal or Unethical Conduct You have a special obligation to advise the organization of any suspected abuses of company policy, including suspected criminal or unethical conduct, which you are required to report to the CCO or the CEO. If you believe there has been any violation of securities law, anti-trust, health and safety, environmental, government contract compliance or any other laws or company policies, we encourage you to make a report to the CCO or the CEO. You may also make reports by contacting Human Resources and you will not be subjected to any form of retaliation for reporting legitimate suspected abuses.

Investigations of Reported or Suspected Misconduct As a financial organization, we have a special duty to safeguard Aston’s proprietary and confidential information, assets and property of our clients and the organization. In the event of an investigation regarding possible wrongdoing, you must cooperate fully.

Information relating to any investigation, including information provided by you or the fact of your participation in any investigation, is considered confidential, and will only be revealed to individuals not associated with the investigation on a need to know basis.

Any request for information or subpoenas regarding federal or state agency investigations must be in writing and directed to the CCO who will coordinate with counsel.

No Retaliation. Retaliation of any type against an Access Person who reports a suspected violation or wrongdoing or assists in the investigation of such conduct (even if the conduct is not found to be a violation or wrongdoing) is strictly prohibited and constitutes a further violation of the Code of Ethics and these procedures. Furthermore, nothing in this Code of Ethics or in any other agreements you may have with Aston is intended to prohibit any protected communication with any governmental agency or similar entity.

PERSONAL SECURITIES TRANSACTIONS

Policy

This policy applies to all employees of Aston, which for the purpose of this Personal Securities Transactions policy means all full and part time employees of Aston and their Immediate Family (as defined below), and any intern, consultant or temporary employee whom Aston has determined is subject to this Code of Ethics. “Immediate Family” means any child, stepchild, foster child, grandchild, parent, stepparent, grandparent, spouse, domestic or civil partner, significant other, brother, sister, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law sharing the same household (including adoptive relationships), as well as any related or unrelated individual whose investments are controlled by the employee or any individual to whose financial support an employee materially contributes. Trustee or custodial accounts in which the employee has a financial interest, and other accounts over which an employee has investment discretion, are also considered “Immediate Family” accounts.

Employees are not permitted to engage in securities transactions in any corporate stock or bond, or derivatives on these instruments, subject to the limited exceptions set forth below. Accounts with securities holdings as of November 1, 2015 may be maintained; however, employees will only be permitted to sell securities held in these accounts and must follow the pre-clearance procedures set forth below. All personal investing by an employee must be consistent with Aston’s fiduciary duty to its clients and with regulatory requirements.

You must identify any personal investment accounts and report all reportable transactions and investment activity on at least a quarterly basis to the CCO, or his designee. It is required that each employee will establish Aston’s Compliance Department (“Compliance”) as an interested third party to receive duplicate statements and confirms.

Background

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires advisers to adopt a Code of Ethics and to identify “supervised persons,” and the reporting of personal investments on a quarterly basis and the maintenance of records of personal securities transactions for those supervised persons who are considered “access persons”. An “access person” is defined as any supervised person who (A) has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (B) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Aston has deemed that all employees are considered “access persons”. Advisers to registered investment companies are required to adopt a Code of Ethics regarding personal investment activities under Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). An investment adviser’s policies and procedures represent an internal control and supervisory review to detect and prevent possible inside trading, conflicts of interests and possible regulatory violations.

Procedure

Aston has adopted procedures to implement the firm’s policy on personal securities transactions and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which can be summarized as follows:

Initial Hire In accordance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, employees are to identify any personal investment account and any accounts in which the employee has a beneficial interest, including any accounts for any Immediate Family members, within 10 days upon hire and annually thereafter and upon opening or closing any account(s). The employee must also provide their holdings in any covered securities in which they have a beneficial interest. The holding reports must be current as of a date not more than 45 days prior to date the employee becomes an access person. The report must include the following: (1) the title and type of security; (2) the exchange ticker symbol or CUSIP number; (3) number of shares; (4) principal amount of each reportable security; (5) the name of the broker, dealer, or bank with or through which any securities are held; and (6) the date the employee submits the report. In addition, employees will be required to certify in writing that they have read, understand and agree to comply with the Personal Transaction Policies and Procedures, the Insider Trading Policies and Procedures, and the Standards of Conduct Policy, which comprise this Code of Ethics. Employees should arrange with their broker to have a copy of all confirms and statements, covered by this policy, sent to Compliance. The Chief Administrative Officer is responsible for informing new employees of these policies.

Covered Securities The following securities are considered “covered securities” for personal securities transactions: any stock, bond, future, investment contract, options on securities, options on indices, options on currencies, options on futures, index based exchange traded funds or exchange traded unit investment trusts (such as SPDRs). Also included are any Aston Funds or affiliated funds, excluding money markets. In addition, purchase, sale and exchange transactions in your Aston 401K plan, excluding percentage change allocations or payroll deduction percentages are considered covered securities. All covered securities transactions must be pre-cleared, except as otherwise noted in the section Permitted Transactions.

Personal Securities Transactions Employees are not permitted to engage in securities transactions in any corporate stock or bond, or derivatives on these instruments (except Affiliated Managers Group, Inc. (NYSE: AMG) stock) in any accounts owned or controlled by employees, including joint accounts, trustee or custodial accounts in which the employee has a financial interest, and other accounts over which an employee has investment control, including investment clubs, investment committees or board positions. Accounts with securities holdings as of November 1, 2015 may be maintained; however, employees will only be permitted to sell securities held in these accounts and must follow the pre-clearance procedures set forth below.

Pre-clearance Rules Employees must obtain approval from a designated Pre-clearance Officer before effecting a Personal Securities Transaction. Pre-clearance of a trade shall be valid and in effect only until the end of the next business day following the day pre-clearance is given. A Pre-clearance expires if and when the employee becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being pre-cleared. When pre-clearing, purchase or sales of securities by an employee will be permitted only if the securities are not on a restricted list. The restricted list is confidential and is not to be disclosed to employees other than the Pre-clearance Officers, the CCO and the CEO. Employee must be pre-clear any limit orders on a daily basis following the day pre-clearance is given.

Permitted Transactions

Employees may engage in securities transactions, without pre-clearance, in:

•	Direct obligations of the U.S. government
•	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments
•	Shares issued by open-end mutual funds, ETFs, other private or public pooled vehicles, including collective investment trusts, unit trusts
•	Section 529 Savings Plans
•	Municipal bonds, and
•	Through any account where the employee does not have discretion or control over the investments, including separately managed accounts.

In addition, Employees may purchase or sell:

•	AMG stock, subject to pre-clearance in accordance with this Code of Ethics and the special procedures set forth in AMG’s (corporate) Insider Trading Policy; and
•	Public stock pursuant to employer stock options/grants, subject to pre-clearance in accordance with this Code of Ethics.

Prohibited Dealings Trading or communicating “inside information” is prohibited, under any and all circumstances. It is prohibited to use the facilities of Aston to secure new issues for any non-clients, directly or indirectly. Employees are not permitted to, directly or indirectly, purchase securities from or sell securities to Client accounts. Employees shall not effect transactions that are excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. This will be determined by the CCO and the CEO based upon surrounding facts and circumstances. In addition, no person shall (a) place his or her personal interests ahead of those of any client of Aston (b) conduct his or her personal securities transactions in a manner that is inconsistent with this Code of Ethics or that creates an actual or potential conflict of interest or abuses his or her position of trust and responsibility, (c) take inappropriate advantage of his or her position with Aston or (d) otherwise breach any applicable federal securities laws, including those related to insider trading.

Initial Public Offerings, Private Placements and Hedge Funds Employees may not purchase new equity issues (including convertible bonds or preferred stock) in an initial public offering without the prior approval of the CCO and the CEO. Employees may not acquire a beneficial interest in any securities in a private placement or exercise discretion with respect to a private placement for a controlled account without prior approval from the CCO and the CEO, which approval shall generally be granted provided that (i) such ownership is passive (i.e, less than 10%), (ii) the employee does not participate in the solicitation of investors or capital raising, or (iii) the employee does not participate in management of the issuer or serve on the board of directors of the issuer. Ownership of hedge funds, private equity funds and other investment partnerships (“Hedge Funds”) by an employee must be reported to the CCO or the CCO designee. Shares of Hedge Funds are often sold pursuant to private placements and, if so, acquisition of such shares is subject to pre-clearance requirements. Portfolio transactions of Hedge Funds do not require prior approval unless one or more employees controls the Hedge Fund or influences its investment-decision making process.

Minimum Holding Period Employees shall not purchase and sell or sell and purchase the same security, its equivalent security (such as options), or affiliated Aston mutual fund within 90 calendar days. A LIFO basis will be used for purposes of calculation when more than one lot is involved. Activity will be aggregated among all of an employee’s Covered Accounts. Exceptions will only be pre-approved on a case-by-case basis by the CCO and the CEO. Employees are specifically prohibited from frequent trading in any affiliated or unaffiliated mutual fund without the prior approval of the CCO. Frequent trading is defined as a buy and a sell within 90 days.

Quarterly Reporting Employees must report all required information for covered personal securities transactions on a quarterly basis within 30 days of the end of each calendar quarter to the CCO or his designee. Note: All Aston 401K transactions are reported to Aston by the 401K administrator; therefore employees do not have to report these covered securities on the Quarterly

Report. In addition, purchases that are part of a dividend reinvestment programs do not have to be reported by the employees on their Quarterly Report. Compliance is responsible for sending out quarterly reporting forms to employees. Required information for a covered securities transactions includes the following: (1) the date of the transaction, the title, the applicable exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transactions; (3) the price of the security at which the transaction was effected;(4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date the report is submitted.

Annual Reporting On an annual basis employees must disclose all personal securities holdings, excluding securities that are not covered securities. The report must contain information that is current as of a date no more than forty five days before the report is submitted. On an annual basis employees will be required to confirm accounts representing Beneficial Interests and accounts where the employee has Control. On an annual basis thereafter, employees must certify in writing that they have read, understand and agree to comply with the Personal Transaction Policies and Procedures, the Company Insider Trading Policies and Procedures, and the Standards of Conduct Policy, which comprise this Code of Ethics. Compliance is responsible for sending out annual reporting forms to all employees.

Director/Officer/Principal Stockholder Disclosure Every person who is directly or indirectly the beneficial owner of more than 10% of any class of any equity security (other than an exempted security) who is an director of an officer of the issuer of such security, shall file such statements as are required by the SEC. This must be done within ten days after he or she becomes such beneficial owner, director, or officer and/or if there has been a change in such ownership, before the end of the second business day following the day on which the transaction has been executed.

Exception Procedure Employees may request an exception to this Personal Securities Transactions policy due to hardship or other circumstances by submitting a written request to the CCO. Approval of exceptions will be at the discretion of the CCO and any request for an exception will require an acknowledgement of no conflict.

Adviser Review The CCO, or his designee will review all employees’ reports of personal securities transactions and holdings for compliance with the firm’s policies, including the Insider Trading Policy, regulatory requirements and the firm’s fiduciary duty to its clients, among other things. Compliance tracks any apparent violations/requested exemptions and reports such activity to the CCO and the CEO. The CCO and the CEO will determine any corrective action and/or sanctions that should be imposed.

Fund Board Review At least annually Aston will provide a written report to the Fund Board of Trustees that describes (1) issues since the last report to the Board, new procedures, and information about material violations of the code and sanctions involved and (2) certifies that the entity has adopted procedures reasonably necessary to prevent violations of the Code of Ethics. Aston must also adopt a written code of ethics that contains provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by 17j-1(b). In addition, the Fund Board of Trustees must approve Aston’s Code of Ethics and any material changes no later than 6 months after the change has been effected.

INSIDER TRADING

Policy

Aston’s policy prohibits any employee from acting upon, misusing or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the CCO, and any violations of the firm’s policy will result in disciplinary action and/or termination.

Background

Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser’s business, to prevent the misuse of material, nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.

While US law concerning insider trading is not static, it is generally understood that the law prohibits (1) trading by an insider on the basis of material nonpublic information or (2) trading by a non-insider on the basis of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated by the non-insider in breach of a duty of trust or confidence to the disclosing insider or (3) communicating material nonpublic information to others in violation of the law.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers and may include significant fines and incarceration.

Procedure

Aston has adopted various procedures to implement the firm’s insider trading policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which may be summarized as follows:

Guidance The CCO or a designated Compliance Officer provides guidance to employees on any possible insider trading situation or question. If you believe that information is material and non-public you should (1) report the matter immediately to Compliance (2) do not purchase or sell the securities on behalf of yourself for others (3) do not communicate the information inside or outside Aston, other than to counsel if directed to do so by the CCO (4) after the CCO has reviewed the issue with counsel, as appropriate, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information,

Other Employees must report to the CCO or his designee all business, financial or personal relationships that may result in access to material, non-public information. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization from a respective Company’s Board of Directors, based upon a determination that the board service would be consistent with the interests of Aston and its clients. In circumstances in which board service is authorized, the employee will be isolated from those making investment decisions in that security through Chinese Wall or other procedures.

Insider Reporting Requirements In order to facilitate insider trading restrictions, each employee trading account (“Insider”) must be maintained at a brokerage firm that provides a copy of all trade confirmations account and statements, at regular intervals, for the Insider’s account to Aston’s CCO or his designee. It is the responsibility of each Insider who is required to comply with this aspect of the policy to complete a copy of the “Broker Identification and Authorization” form, which may be obtained from Compliance, and submit it to each securities brokerage firm whose confirmations are to be supplied. Trades in non-affiliated mutual funds are excluded from this requirement.

Protection of Material Non Public Information Care must be taken so that material non-public information is secure and not communicated to anyone, except as directed by Compliance during the guidance process. This does not preclude Aston from providing necessary information to persons providing services to the account, such as brokers, accountants, custodians and fund transfer agents. Please note that affiliated Aston mutual fund holdings are only to be released subject to the rules of the Funds (currently 15 calendar days after month end for most Funds).

Management Reporting A designated Compliance Officer prepares a written report to management and/or legal counsel of any possible violation of the firm’s Insider Trading Policy for implementing corrective and/or disciplinary action. This is reported at the senior management meetings.

Updates Aston’s Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.

ASTON GIFT AND ENTERTAINMENT POLICY

Employees should use common sense and good judgment when giving or accepting gifts and entertaining clients, prospects, vendors or other business relationships. Employees should avoid conduct that could give rise to an appearance of impropriety and refrain from actions that might be viewed as lavish in nature or excessive in frequency. The nature of gifts and entertainment should be consistent with what is usual and customary in our industry. You should be particularly careful of any gifts or entertainment sent or received which could give the appearance of a quid pro quo. Employees should remember that gifts or entertainment may be scrutinized by auditors, regulators and the media and might not be permitted by the policies of the giver or recipient. In addition, gifts and entertainment provided to government officials may implicate Advisers Act Rule 206(4)-5, which applies to all registered investment advisers and the U.S. Foreign Corrupt Practices Act, and other international laws adopted in jurisdictions where Aston may conduct business. Please refer to Aston’s Political Contributions and Other Restricted Payments Policy for important definitions, policies and procedures that you must understand and adhere to with respect to the provision of gifts and entertainment.

Gifts

For the purpose of this policy, the term ‘gift’ means anything of value, including goods and services, reimbursement of expenses, tickets to an event where the client is not accompanied by an Aston employee.

Accepting gifts from a client, prospect, vendor or other party is permitted provided the aggregate cost of the gifts does not exceed $100 per individual per year. This limit does not apply to entertainment activities unless the client, employee or vendor is not accompanied by the host.

Under no circumstances should gifts of cash or cash equivalents be accepted.

Gifts to a client/prospect that is not “government entity” (as defined in Aston’s Political Contributions and Other Restricted Payments Policy)

Giving gifts (including sales promotional items bearing the Aston logo) to a client, prospect, vendor or other party that is not a “government entity” is permitted provided the aggregate cost of the gifts does not exceed $100 per individual per year. This limit does not apply to entertainment activities unless the client, employee or vendor is not accompanied by the host. If such gifts cost more than $100, they must be pre-approved by the CCO and the CEO.

Gifts to a client/prospect that is a “government entity” (as defined in Aston’s Political Contributions and Other Restricted Payments Policy)

Gifts to representatives of any “government entity” are subject to Aston’s Political Contributions and Other Restricted Payments Policy and must be pre-approved by the CCO. Please refer to Aston’s

Political Contributions and Other Restricted Payments Policy for important definitions, policies and procedures that you must understand and adhere to when providing gifts to representatives of a “government entity.”

Business Meals

Business meals with clients, their agents, representatives, vendors or other entities are permitted provided the meals are reasonably priced and infrequent.

Entertainment

Local entertainment activities (e.g. golf, concerts, sporting events, theater) attended by clients, prospects, vendors are generally permitted, provided the client/prospect/vendor is accompanied by Aston personnel (or vice-versa if the Aston employee is the recipient of the entertainment) and the nature, frequency, and per person cost is not such that it could appear lavish or excessive. Such entertainment should be in good taste and not exclusionary or offensive. Venues and activities that include adult entertainment are prohibited even if the employee and/or client/prospect/vendor intend to pay personally for the related costs and do not seek reimbursement.

Long distance transportation to and from entertainment events should be paid for by the recipient of the entertainment and not by the provider of the entertainment.

Entertainment involving representatives of any “government entity” may be subject to Aston’s Political Contributions and Other Restricted Payments Policy and must be pre-approved by the CCO. Please refer to Aston’s Political Contributions and Other Restricted Payments Policy for important definitions, policies and procedures that you must understand and adhere to when providing entertainment to representatives of a “government entity.”

In general, gifts and entertainment involving client’s or employee’s spouses and other family members should be avoided, since the attendance of the spouse or family member may give the appearance that the entertainment is not a bona fide business activity. Exceptions may be granted with prior approval by the CCO and the CEO.

Contributions

Business related contributions for any client related or business related purpose or function is subject to approval prior to making the contribution by the CCO and the CEO.

Record Keeping

It is important to record and maintain accurate and complete documentation of all gift and entertainment activities. Generally such documentation should be retained for seven years. Invoices and expense reports associated with gifts provided by Aston must have the appropriate approvals and, when submitted for payment, must be accompanied by the following information:

•	Name, position, and organization of the recipient;
•	Description of the gift;
•	Date of gift;
•	Purchase price;
•	Business purpose for the gift;

These requests for reimbursement should be submitted on an Aston T&E form. Employees should keep records of gifts they have received from outside parties including the name of the provider, type of gift and date it was received.

Invoice and Expenses associated with entertainment must have the appropriate approvals and be submitted on an Aston T&E form and should include the following information:

•	Description of the entertainment;
•	Date;
•	Cost;
•	Name of client;
•	Names of all individuals that participated in the entertainment;
•	Business purpose;

Adopted December 1, 2006

Amended December 20, 2007, Effective January 1, 2008

Amended June 19, 2008, Effective July 1, 2008

Amended December 17, 2009, Effective January 1, 2010

Amended September 17, 2010, Effective October 1, 2010

Amended March 9, 2011, Effective March 14, 2011

Amended January 9, 2015

Amended effective November 1, 2015